August 27, 2024

Jeff Baker
Chief Financial Officer
Paysign, Inc.
2615 St. Rose Parkway
Henderson, Nevada 89052

        Re: Paysign, Inc.
            Form 10-K for Fiscal Year Ended December 31, 2023
            File No. 001-38623
Dear Jeff Baker:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services